Exhibit 99.1

Columbia Sportswear Company Reports Record Second Quarter 2004 Results

    PORTLAND, Ore.--(BUSINESS WIRE)--July 21, 2004--Columbia
Sportswear Company (Nasdaq:COLM):

    Highlights:

    -- Global net sales increased to a second quarter record $171.1 million, a 12.5 percent increase over second quarter 2003 sales of $152.1 million.

    -- Net income increased 13.8 percent to $10.7 million, also a second quarter record, or $0.26 per diluted share, vs. $0.23 last year.

    -- Full year 2004 net income guidance slightly raised to 10 to 11 percent over 2003 results.

    Columbia Sportswear Company (Nasdaq:COLM), a global leader in the active outdoor apparel and footwear industries, today announced record second quarter net sales of $171.1 million for the quarter ended June 30, 2004, an increase of 12.5 percent over net sales of $152.1 million for the same period of 2003. The Company reported record net income for the second quarter of $10.7 million, a 13.8 percent increase over net income of $9.4 million for the same period of 2003. Earnings per share for the second quarter of 2004 were $0.26 (diluted) on 41.1 million weighted average shares, compared to earnings per share of $0.23 (diluted) for the second quarter of 2003 on 40.6 million weighted average shares.
    Compared to the second quarter of 2003, U.S. sales increased 17.0 percent to $105.9 million, European sales increased 20.1 percent to $24.5 million, Canadian sales increased 13.6 percent to $12.5 million, and Other International sales decreased 6.6 percent to $28.2 million for the second quarter of 2004.
    Excluding changes in currency exchange rates, European sales increased 9.9 percent, Canadian sales increased 7.9 percent, and Other International sales decreased 10.0 percent for the second quarter of 2004. Consolidated net sales for the second quarter of 2004 increased
10.1 percent, excluding changes in currency exchange rates, compared to the same period of last year.
    For the second quarter of 2004, sportswear sales increased 31.4 percent to $90.4 million, footwear sales increased 8.5 percent to $30.7 million, accessories sales increased 13.8 percent to $6.6 million, equipment sales increased 4.0 percent to $2.6 million, and outerwear sales decreased 12.6 percent to $40.8 million compared to the second quarter of 2003.
    Tim Boyle, Columbia's president and chief executive officer, commented, "Our second quarter results demonstrate the continued strength of our brands domestically and internationally. Strong shipments of spring sportswear in the U.S. and other key markets drove worldwide sales growth. International distributor sales, a component of Other International sales, decreased in the quarter due primarily to the timing of some international distributor shipments. For the full year 2004, we expect growth in our overall international distributor business. Outerwear sales decreased in the quarter primarily due to an expected weakness in the fall youth outerwear category, which began shipping late in the second quarter. As we have discussed previously, additional resources have been devoted to the youth outerwear category, with new styles and product offerings entering the fall 2005 product line. Operationally, we are pleased with our gross and operating margin performance as we invest in effective brand building programs worldwide."
    "In reviewing the second quarter revenue results, investors should be aware that the second quarter is our smallest revenue quarter of the year, as we conclude our spring product shipping season and begin shipping fall products late in the quarter. Due to the comparatively low revenue levels in the quarter, changes in shipments in any one channel or category may be excessively pronounced and may not necessarily be indicative of future results," continued Mr. Boyle.

    Guidance

    Mr. Boyle continued, "Based on our current outlook, we believe that our strategies will enable us to generate third quarter 2004 revenue growth of 9 to 10 percent, and net income growth of 3 to 5 percent, compared to the third quarter of 2003. For the full year 2004, we anticipate net sales growth of 12 to 13 percent, and net income growth of approximately 10 to 11 percent, compared to 2003. These projections are forward-looking in nature, and are based on backlog and forecasts, which may change, perhaps significantly."
    The Company will host a conference call to elaborate on second quarter 2004 results on Wednesday, July 21, 2004 at 5 p.m. Eastern. The call will include discussions regarding the Company's second quarter 2004 performance in general, the Company's geographic and merchandise category performance, and the Company's future opportunities. To participate, please dial 800-257-6566 in the United States (outside the United States, please dial 303-262-2140) five to ten minutes prior to the call. The call will also be webcast live on the investor information section of the Company's website at www.columbia.com. The webcast will be archived on the investor information section of the Company's website until August 4, 2004.
    Founded in 1938 in Portland, Ore., Columbia Sportswear Company is a global leader in the design, sourcing, marketing and distribution of active outdoor apparel and footwear. As one of the largest outerwear manufacturers in the world and the leading seller of skiwear in the United States, the Company has developed an international reputation for quality, performance, functionality and value. To learn more about Columbia Sportswear, please visit the Company's Web sites at www.columbia.com, www.sorel.com and www.mountainhardwear.com.

    This press release contains forward-looking statements, including Mr. Boyle's statements regarding anticipated revenues and earnings for the third quarter of 2004 and for the full year 2004 and growth in future periods. Actual results could differ materially from those projected in these and other forward-looking statements as a result of a number of risks and uncertainties, including those set forth in this press release, those described in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, under the heading "Factors That May Affect Our Business and the Price of Our Common Stock," and other risks and uncertainties that have been or may be described from time to time in other reports filed by the Company, including reports on Form 8-K, Form 10-Q, and Form 10-K. Risk factors that may affect future revenues, earnings and deliveries include international risks, including trade disruptions, political instability in foreign markets, exchange rate fluctuations, and changes in quotas and tariffs or other duties; unfavorable economic conditions generally and weakness in consumer confidence; the financial health of Company customers; the Company's ability to fully and cost-effectively integrate Sorel and Mountain Hardwear into its existing operations; the Company's ability to effectively deliver its products to customers in a timely manner despite potential service interruptions; the Company's reliance on product acceptance by consumers; effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring, which affects demand for the Company's products); dependence on independent manufacturers and suppliers; effectiveness of the Company's sales and marketing efforts; intense competition in the industry (which the Company expects to increase); the Company's ability to achieve and manage growth effectively; business disruptions and costs arising from disease outbreaks, acts of terrorism or military activities around the globe; effective implementation and expansion of the Company's distribution facilities; operations of the Company's and third party computer systems; and the Company's ability to establish and protect its intellectual property. Although forward-looking statements help provide complete information about the Company, investors should keep in mind that forward-looking statements are inherently less reliable than historical information. The Company does not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to changes in Company expectations.


                      COLUMBIA SPORTSWEAR COMPANY
                      CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                       June 30,
                                                ----------------------
                                                   2004         2003
                                                ---------    ---------
 Current Assets:
   Cash and cash equivalents                  $  284,655  $   158,817
   Accounts receivable, net                      138,517      128,244
   Inventories                                   209,388      181,646
   Deferred tax asset                             17,211       11,104
   Prepaid expenses and other current assets       7,669        9,195
                                                ---------    ---------
       Total current assets                      657,440      489,006

 Property, plant and equipment, net              141,947      121,125
 Intangibles and other assets                     37,895       37,190
                                                ---------    ---------
       Total assets                           $  837,282  $   647,321
                                                =========    =========

 Current Liabilities:
   Notes payable                              $        -  $     7,842
   Accounts payable                               88,545       61,395
   Accrued liabilities                            41,033       25,713
   Current portion of long-term debt               4,582        4,490
                                                ---------    ---------
       Total current liabilities                 134,160       99,440

 Long-term debt                                   15,802       20,154
 Other liabilities                                 8,683        6,872
 Shareholders' equity                            678,637      520,855
                                                ---------    ---------
       Total liabilities and shareholders'
        equity                                $  837,282  $   647,321
                                                =========    =========


                CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share amounts)

                               Three Months Ended   Six Months Ended
                                     June 30,            June 30,
                               ------------------- -------------------
                                  2004      2003      2004      2003
                               ---------  -------- ---------  --------

Net sales                      $171,102  $152,077  $377,772  $320,948
Cost of sales                    97,871    87,358   210,658   179,485
                                --------  --------  --------  --------
  Gross profit                   73,231    64,719   167,114   141,463
                                   42.8%     42.6%     44.2%     44.1%

Selling, general, and
 administrative                  58,327    50,304   122,856   103,465
Net licensing income               (781)     (504)   (1,478)     (609)
                                --------  --------  --------  --------
Income from operations           15,685    14,919    45,736    38,607

Interest income, net               (953)     (189)   (1,851)     (372)
                                --------  --------  --------  --------
Income before income tax         16,638    15,108    47,587    38,979

Income tax provision              5,906     5,665  $ 16,893    14,617
                                --------  --------  --------  --------
Net income                     $ 10,732  $  9,443    30,694  $ 24,362
                                ========  ========  ========  ========

Net income per share:
  Basic                        $   0.27  $   0.24  $   0.76  $   0.61
  Diluted                          0.26      0.23      0.75      0.60
Weighted average shares
 outstanding:
  Basic                          40,469    39,926    40,394    39,848
  Diluted                        41,148    40,644    41,056    40,446



    CONTACT: Columbia Sportswear Company
             David W. Kiser, 503-985-4584